Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 15th , 2026 (the “Effective Date”), by and between POTISEDGE TECHNOLOGY PTE LTD., a Singapore Private Limited (“PT”), and NeoVolta Inc., a Nevada corporation (the “Company”). PT and the Company are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in SECTION 1.1.

RECITALS

A. The Company’s primary business is engaging in the commercial and industrial battery energy storage business (the “Business”), and the Company is a major shareholder of an energy storage manufacturing enterprise. The Company conducts all lawful activities necessary or incidental to the Business (the “Business Purpose”).

B. The Company desires that PT provide sales and marketing coordination services (the “Core Services”) as necessary to further the Business Purpose, and PT is willing to provide such services in consideration for an equity grant from the Company as set forth in this Agreement.

C. The Parties desire to enter into this Agreement in order to set forth the definitive terms and conditions upon which PT will render the Services to the Company and the Company will grant equity to PT as compensation for such Services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE Ⅰ

DEFINITIONS

SECTION 1.1 Defined Terms.

For purposes of this Agreement, the terms set forth below will have the following respective meanings:

•	“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For the avoidance of doubt, PT shall not be considered an Affiliate of the Company or any of its Affiliates under this Agreement.

•	“Agreement” has the meaning set forth in the preamble.

•	“Business” has the meaning set forth in the recitals.

•	“Business Purpose” has the meaning set forth in the recitals.

•	“PT” means POTISEDGE TECHNOLOGY PTE LTD..

•	“Company” has the meaning set forth in the preamble.

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•	“Company Indemnified Parties” has the meaning set forth in SECTION 5.3.

•	“Core Services” has the meaning set forth in Recital B.

•	“Effective Date” has the meaning set forth in the preamble.

•	“PT Indemnified Parties” has the meaning set forth in SECTION 5.2(a).

•	“Non-Party Persons” has the meaning set forth in SECTION 7.13.

•	“Party” and “Parties” have the meanings set forth in the preamble.

•	“Person” means an individual, or a corporation, limited liability company, partnership (whether general or limited), joint venture, trust, unincorporated organization, joint stock company, association, or other entity, or any government, or any agency or subdivision thereof.

•	“Services” means all services provided by PT pursuant to this Agreement, including the Core Services.

•	“Share Grant” means the grant of 1,200,000 shares of the Company’s common stock to PT as set forth in SECTION 3.1.

•	“Term” has the meaning provided in SECTION 6.1.

•	“Unreleased Claims” has the meaning set forth in SECTION 5.1.

•	“Vesting Period” means each of the 6-month, 12-month, 18-month, and 24-month anniversaries of the Effective Date.

•	“Vesting Date” means, the 6-month, 12-month, 18-month, and 24-month anniversaries of the Effective Date.

•	“Vesting Schedule” means that the Share Grant shall vest in four (4) equal semi-annual installments of 25% on each Vesting Date.

ARTICLE Ⅱ

SERVICES

SECTION 2.1 PT’s Service Obligations

During the Term, PT will provide the Core Services to the Company in a professional, diligent and commercially reasonable manner, including but not limited to the following specific obligations:

(a) Coordinate all sales and marketing activities of the Company related to the Business, including developing sales strategies, identifying target markets and customers, coordinating marketing campaigns and promotional activities for the Company’s commercial and industrial battery energy storage business;

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SECTION 2.2 PT Personnel Matters

Subject to the terms of this Agreement, PT will, in its sole discretion, select, employ or retain, remove, supervise, and direct all employees, independent contractors, or other personnel of PT necessary for the satisfactory performance of the Services. PT will determine all wages, benefits, and other compensation for such personnel and will be solely responsible for paying all such compensation, providing all benefits, and complying with all applicable federal, state, and local labor and employment laws (including wage and hour laws, anti-discrimination laws, and workers’ compensation laws) in connection with such personnel. All such personnel shall be the sole employees/agents of PT, and the Company shall have no liability or obligation with respect to their employment or engagement.

ARTICLE Ⅲ

PT COMPENSATION – SHARE GRANT

SECTION 3.1 Share Grant as Consideration

In full and complete consideration for all Services provided by PT to the Company pursuant to this Agreement during the Term, the Company hereby irrevocably agrees to issue and deliver to PT 1,200,000 (one million two hundred thousand) fully paid and non-assessable shares of the Company’s common stock (the “Share Grant”) on the Effective Date, subject to the vesting and forfeiture terms set forth in this Article III.

SECTION 3.2 Vesting of the Share Grant

The Share Grant shall be issued to PT fully on the Effective Date and shall vest in four (4) equal semi-annual installments of 300,000 shares (25%) on each Vesting Date (the 6-month, 12-month, 18-month, and 24-month anniversaries of the Effective Date).

SECTION 3.3 Representations Regarding the Share Grant

The Company represents and warrants that as of the Effective Date and on the Vesting Date:

(a) The 1,200,000 shares of common stock underlying the Share Grant are duly authorized and available for issuance, and no additional shareholder approval is required for the issuance of the Share Grant;

(b) The Share Grant, when issued on the Vesting Date, will be duly authorized, validly issued, fully paid, and non-assessable;

(c) The Share Grant will be free and clear of all liens, encumbrances, charges, security interests, restrictions on transfer (other than restrictions imposed by applicable federal and state securities laws), and any other adverse claims of any third party.

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ARTICLE Ⅳ

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of PT

PT represents and warrants to the Company that the following are true and correct as of the Effective Date:

(a) Organization and Authority: PT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement and perform all of its obligations hereunder. The execution, delivery, and performance of this Agreement by PT have been duly authorized by all necessary corporate action (including the approval of PT’s board of directors, as applicable), and no other corporate proceedings are necessary for such execution, delivery, or performance.

(b) No Conflicts: The execution, delivery, and performance of this Agreement by PT do not and will not (i) conflict with or result in a breach of PT’s certificate of incorporation, bylaws, or any other organizational documents of PT; (ii) conflict with, or result in a breach or default under, any material contract, agreement, or instrument to which PT is a party or by which PT or its assets are bound; or (iii) violate any applicable federal, state, or local law, rule, regulation, order, judgment, or decree applicable to PT.

(c) Valid and Binding Obligation: This Agreement constitutes a valid, legal, and binding obligation of PT, enforceable against PT in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and equitable principles of general application.

(d) No Adverse Claims: There are no pending or, to the knowledge of PT, threatened claims, actions, suits, proceedings, or investigations against PT that would materially impair PT’s ability to perform its obligations under this Agreement. PT is not in default under any applicable law, order, judgment, or decree that would materially affect the provision of the Services.

SECTION 4.2 Representations and Warranties of the Company

The Company represents and warrants to PT that the following are true and correct as of the Effective Date:

(a) Organization and Authority: The Company is a corporation duly organized, validly existing, and in good standing under the laws of Neveda, with all requisite corporate power and authority to enter into this Agreement and perform all of its obligations hereunder, including the authority to grant the Share Grant to PT. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary corporate action (including the approval of the Company’s board of directors and any required shareholder approval for the Share Grant), and no other corporate proceedings are necessary for such execution, delivery, or performance.

(b) No Conflicts: The execution, delivery, and performance of this Agreement by the Company do not and will not (i) conflict with or result in a breach of the Company’s certificate of incorporation, by laws, or any other organizational documents of the Company; (ii) conflict with, or result in a breach or default under, any material contract, agreement, or instrument to which the Company is a party or by which the Company or its assets are bound; or (iii) violate any applicable federal, state, or local law, rule, regulation, order, judgment, or decree applicable to the Company.

(c) Valid and Binding Obligation: This Agreement constitutes a valid, legal, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and equitable principles of general application.

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(d) Share Authorization: The Company has duly authorized the issuance of the 1,200,000 shares of common stock underlying the Share Grant, and such shares are duly authorized and available for issuance on the Vesting Date. All necessary corporate action has been taken to approve the Share Grant to PT, and no further shareholder or board approval is required for such issuance.

(e) No Adverse Claims: There are no pending or, to the knowledge of the Company, threatened claims, actions, suits, proceedings, or investigations against the Company that would materially impair the Company’s ability to perform its obligations under this Agreement, including the issuance of the Share Grant on the Vesting Date. The Company is not in default under any applicable law, order, judgment, or decree that would materially affect its obligations under this Agreement.

(f) Business Validity: The Company’s Business (as set forth in the recitals) is lawfully conducted by the Company in all material respects, and the Company has all necessary permits, licenses, and authorizations required to conduct the Business in all jurisdictions where the Business is currently operated.

ARTICLE Ⅴ

INDEMNIFICATION

SECTION 5.1 Exculpation from Liability

Except as otherwise set forth herein, PT will have no liability whatsoever to the Company for any loss, damage, cost, expense, or claim suffered or incurred by the Company if such loss, damage, cost, expense, or claim arises out of an action taken, or failure to take an action, by PT in good faith and within the scope of its authority in the course of providing the Services pursuant to this Agreement. This Section 5.1 shall not eliminate or limit the liability of PT for fraud, gross negligence, willful misconduct, or a material breach of this Agreement by PT (collectively, the “Unreleased Claims”), as determined by a final, non-appealable order of a court of competent jurisdiction.

SECTION 5.2 Indemnification by the Company

(a) Indemnification Obligation: The Company will indemnify, defend, and hold harmless PT, its officers, directors, employees, agents, and independent contractors (the “PT Indemnified Parties”), who are or were a party or are threatened to be made a party to any threatened, pending, or completed action, suit, proceeding, or investigation (whether civil, criminal, administrative, investigative, or otherwise, and whether formal or informal), by reason of the fact that such PT Indemnified Party is or was providing, or has provided, the Services pursuant to this Agreement, against all expenses (including reasonable attorneys’ fees and disbursements), losses, damages, judgments, fines, penalties, and amounts paid in settlement incurred by such PT Indemnified Party in connection with such proceeding or investigation, if:

(i) Such PT Indemnified Party acted in good faith and in a manner believed by such party to be in, or not opposed to, the best interests of the Company; and

(ii) Such PT Indemnified Party’s conduct did not constitute an Unreleased Claim (as determined by a final, non-appealable order of a court of competent jurisdiction).

(b) Defense and Settlement: The Company shall have the right, at its sole option and expense, to assume and control the defense of any such proceeding or investigation with counsel of its own choice (who shall be reasonably acceptable to the applicable PT Indemnified Party). The Company shall have the exclusive right to approve any settlement of such proceeding or investigation, and such approval shall not be unreasonably withheld, conditioned, or delayed. The PT Indemnified Party shall cooperate with the Company in the defense of such proceeding or investigation and shall be entitled to participate in the defense at its own expense with counsel of its own choice.

(c) Limitation: The Company shall have no indemnification or defense obligation under this Section 5.2 with respect to any Unreleased Claim by a PT Indemnified Party.

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SECTION 5.3 Indemnification by PT

(a) Indemnification Obligation: PT will indemnify, defend, and hold harmless the Company, its officers, directors, shareholders, employees, agents, and independent contractors (the “Company Indemnified Parties”), each of whom is an intended third-party beneficiary of this Section 5.3, from and against any and all losses, damages, costs, expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, penalties, and amounts paid in settlement arising out of or directly or indirectly relating to any Unreleased Claim by PT or any PT Indemnified Party.

(b) Defense and Settlement: PT shall have the right, at its sole option and expense, to assume and control the defense of any claim, action, or proceeding arising out of an Unreleased Claim with counsel of its own choice (who shall be reasonably acceptable to the applicable Company Indemnified Party). PT shall have the exclusive right to approve any settlement of such claim, action, or proceeding, and such approval shall not be unreasonably withheld, conditioned, or delayed. The Company Indemnified Party shall cooperate with PT in the defense of such claim, action, or proceeding and shall be entitled to participate in the defense at its own expense with counsel of its own choice.

(c) Limitation: The PT shall have no indemnification or defense obligation under this Section 5.3 for any claim, loss, or liability that is primarily caused by fraud, gross negligence, willful misconduct, or a material breach of this Agreement by a Company Indemnified Party.

ARTICLE VI

Ⅵ TERM AND TERMINATION

SECTION 6.1 Term

This Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration of the Vesting Period (the “Term”). This Agreement may only be extended for any additional period by a written agreement signed by both Parties, which shall set forth the terms and conditions of such extension (including any additional compensation, if applicable).

SECTION 6.2 Termination Rights

(a) For Cause Termination: Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party commits a material breach of any material provision of this Agreement, and such material breach is not cured within thirty (30) days after the non-breaching Party provides written notice of such breach to the breaching Party (the “Cure Period”). For the avoidance of doubt, the following shall constitute a material breach : (i) the persistent failure to provide the Core Services in a professional, diligent, or commercially reasonable manner exceeding sixty (60) days by PT; (ii) the abandonment of the performance of the Services by PT; .(iii)any fraud, gross negligence, or willful misconduct by either Party in this agreement; or (iv) the failure to issue or vest any installment of the Share Grant when due by the Company .

(b) Termination for Insolvency: Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party (i) files a voluntary petition for bankruptcy or insolvency; (ii) has an involuntary petition for bankruptcy or insolvency filed against it that is not dismissed within sixty (60) days; (iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver, trustee, or custodian for all or a substantial portion of its assets; or (v) ceases to conduct its ordinary course of business.

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SECTION 6.3 Effect of Termination

(a) Termination Prior to Vesting Date: If this Agreement is terminated prior to the Vesting Date (whether for cause or insolvency):

(i) PT shall immediately cease providing all Services to the Company and shall have no further obligation to perform any Services under this Agreement;

(ii) If this agreement is terminated for a material breach by PT under Section 6.2(a), the unvested portion of the Share Grant shall be forfeited and repurchased by the Company ; if this Agreement is terminated for a material breach by the Company under Section 6.2(a), any and all unvested portions of the Share Grant shall automatically vest as of the date of such termination, and PT shall retain all shares of the Share Grant without any forfeiture or repurchase by the Company.

(iii) PT shall comply with the requirements of Section 6.3(d) (Return of Company Property).

(b) Termination After Vesting Date: If this Agreement is terminated for any reason whatsoever after the Vesting Date:

(i) The Company’s obligation to issue the Share Grant shall have been fully performed (or shall be performed in accordance with Section 3.2 if the Vesting Date has occurred but the Share Grant has not yet been delivered);

(ii) PT shall cease providing all Services to the Company upon the effective date of termination; and

(iii) Neither Party shall have any further monetary or performance obligations under this Agreement, except for the survival provisions set forth in Section 6.3(c).

(c) Survival: The following provisions of this Agreement shall survive the expiration or termination of this Agreement for any reason and shall remain in full force and effect: Article V (Indemnification) and Article VII (Miscellaneous Provisions). All survival provisions shall remain in effect for the maximum period permitted by applicable law.

(d) Return of Company Property: Upon any expiration or termination of this Agreement (whether prior to or after the Vesting Date), PT shall promptly (but in no event more than ten (10) business days following such expiration or termination) surrender and deliver to the Company all books, records, documents, data, files, materials, and any other property of the Company (in both physical and electronic form) that is in PT’s possession or control and that relates to the Business or the provision of the Services. PT shall not retain any copies of such property (except for copies required to be retained by applicable law).

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ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1 Notices

Any notice or other communication required or permitted hereunder will be in writing and will be delivered by hand, by certified or registered mail, postage prepaid and return receipt requested, or by email transmission. Notices will be deemed to have been given upon delivery, if delivered by hand or electronic mail, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation (other than an automatic “read receipt”), if delivered by email or other means of electronic transmission. Notices will be delivered to the Company and PT at the addresses set forth below:

if to PT:

[***]

Email: [***]

if to the Company:

12195 Dearborn Place

Poway, CA 92064

Email: Sbond@neovolta.com

Any Party may from time to time change its address or designee for notification purposes by giving the other Parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change will be effective.

SECTION 7.2 Relationship of the Parties

In performing the Services hereunder, PT will have the status of an independent contractor. Employees or other persons whose services are made available by PT hereunder that are not employees or contractors of the Company will be employees or agents of PT, and will be under the sole and exclusive direction and control of PT for all purposes.

SECTION 7.3 Amendment and Modification

This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

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SECTION 7.4 Waiver

No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by a Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

SECTION 7.5 Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign, transfer, delegate, or otherwise convey this Agreement, or any of its rights, obligations, or interests hereunder, in whole or in part, without the prior written consent of the other Party. Any purported assignment, transfer, delegation, or conveyance without such prior written consent shall be null and void and of no legal effect. Notwithstanding the foregoing, either Party may assign this Agreement to a wholly owned subsidiary or to a successor in interest in connection with a merger, consolidation, or sale of all or substantially all of its assets, provided that the assigning Party provides written notice to the other Party and the assignee assumes all of the assigning Party’s obligations under this Agreement.

For the avoidance of doubt, PT shall have the unrestricted right to transfer any vested Shares issued pursuant to Article III, and such transfer shall not constitute an assignment of this Agreement.

SECTION 7.6 No Third Party Beneficiaries

Except for the PT Indemnified Parties and Company Indemnified Parties identified in Article V (who are intended third-party beneficiaries of Article V), this Agreement is intended for the sole and exclusive benefit of the Parties, and no other Person, firm, corporation, or entity shall have any right, title, interest, or remedy under or by reason of this Agreement. No third party shall be deemed a third-party beneficiary of this Agreement for any purpose other than as expressly set forth in Article V.

SECTION 7.7 Severability

If any term, provision, clause, or section of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term, provision, clause, or section of this Agreement, nor shall it invalidate or render unenforceable such term, provision, clause, or section in any other jurisdiction. The Parties shall negotiate in good faith to replace any invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that most nearly achieves the original intent and economic purpose of the invalid provision.

SECTION 7.8 Headings and Interpretation

(a) The headings, subheadings, and section numbers in this Agreement are for reference and organizational purposes only and shall not affect the interpretation, construction, or enforcement of this Agreement.

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(b) For the purposes of this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.”

(c) The singular form of any term shall include the plural form, and vice versa, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context may require.

(d) References to “days” shall mean calendar days, unless the term “business days” is used, which shall mean Monday through Friday, excluding federal and state holidays in the United States.

(e) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party who drafted or caused the drafting of this Agreement.

SECTION 7.9 Entire Agreement

This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof (including the provision of the Services and the Share Grant as compensation therefor) and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties (both written and oral) between the Parties with respect to such subject matter. There are no oral or written side agreements, understandings, or representations between the Parties that are not expressly set forth in this Agreement.

SECTION 7.10 Governing Law

This Agreement and all disputes, claims, or causes of action arising out of or relating to this Agreement, the provision of the Services, or the transactions contemplated hereby (whether for breach of contract, tort, or otherwise) shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws principles or any other state’s laws.

SECTION 7.11 Dispute Resolution

Any legal suit, action, or proceeding arising out of or relating to this Agreement, the provision of the Services, or the transactions contemplated hereby shall be instituted exclusively in the federal courts of the United States of America for the District of Delaware or the state courts of the State of Delaware (the “Delaware Courts”). Each Party irrevocably submits to the exclusive personal jurisdiction and venue of the Delaware Courts for the resolution of any such dispute, claim, or cause of action, and waives any objection to the exercise of personal jurisdiction or venue by the Delaware Courts (including any objection based on forum non conveniens). Each Party irrevocably waives the right to a trial in any court other than the Delaware Courts for any such dispute, claim, or cause of action.

SECTION 7.12 Waiver of Jury Trial

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ALL DISPUTES, CLAIMS, AND CAUSES OF ACTION, WHETHER BASED ON CONTRACT, TORT, STATUTE, EQUITY, OR ANY OTHER LEGAL THEORY. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL TERM OF THIS AGREEMENT AND THAT THE PARTIES WOULD NOT HAVE ENTERED INTO THIS AGREEMENT WITHOUT THIS WAIVER.

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SECTION 7.13 Non-Party Liability

No past, present, or future shareholder, officer, director, employee, agent, independent contractor, or representative of either Party (the “Non-Party Persons”) shall have any liability (whether in contract, tort, equity, or otherwise) under or in connection with this Agreement, the provision of the Services, or the transactions contemplated hereby, except for Non-Party Persons who commit fraud in connection with this Agreement or the transactions contemplated hereby. No claim, action, suit, or proceeding shall be brought against any Non-Party Person by the other Party for any breach of this Agreement, any Unreleased Claim, or any other claim arising out of or relating to this Agreement or the provision of the Services. This Section 7.13 shall survive the expiration or termination of this Agreement.

SECTION 7.14 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SECTION 7.15 Legal Counsel

Each Party hereto acknowledges that such Party has been advised that it should seek, and has had the opportunity to seek, independent legal counsel to review this Agreement and the transactions contemplated hereby and to obtain advice of such legal counsel relating to such documentation and the matters contemplated hereby. This Agreement has been prepared by Holland & Knight LLP (“HK”) at the request of PT and Company.

EXECUTED as of the date first set forth above.

NEOVOLTA Inc.

By:	/s/ Steve Bond
Name: Steve Bond
Title: Chief Financial Officer

POTISEDGE TECHNOLOGY PTE LTD.

By:	/s/ [***]
Name: [***]
Title: [***]

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